EX-99.d.4

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 26, 2010

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

       Re: Expense Limitations

Ladies and Gentlemen:

       By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of certain of the series of Delaware Pooled Trust listed below (collectively, the “Portfolios”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Portfolios’ total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period February 28, 2010 through February 28, 2011. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Portfolios’ Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Portfolio’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Portfolio	Expense Cap
Delaware REIT Fund	1.30%
DPT Large-Cap Value Equity	0.70%
DPT International Equity	0.90%
DPT Global Fixed Income	0.60%
DPT Select 20	0.89%
DPT High-Yield Bond	0.59%
DPT International Fixed Income	0.60%
DPT Real Estate Invest Trust II	0.95%
DPT Core Plus Fixed Income	0.45%
DPT Small Cap Growth Equity	0.95%
DPT Focus Smid Cap Growth Equity	0.92%
DPT Core Focus Fixed Income	0.43%
DPT Large Cap Growth Equity	0.65%

       The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/Philip N. Russo
	Name:	Phillip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Equity Funds IV

By:	/s/Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	February 26, 2010